TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made the 10th day of August 1999, by and between ICM Series Trust, a Massachusetts Business Trust, having its principal office and place of business at 1 International Place, Suite 2401, Boston, MA 02110 (the "Fund"), and American Data Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York 11788 ("ADS")

         WHEREAS, the Fund desires to appoint ADS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ADS desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  TERMS OF APPOINTMENT; DUTIES OF ADS

         1.01 Subject to the terms and conditions set forth in this agreement, the Fund hereby employs and appoints ADS to act as, and ADS agrees to act as its transfer agent for the Fund's authorized and issued shares of its common stock, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the fund ("Shareholders") set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund.

         1.02 ADS agrees that it will perform the following services:

         (a) In accordance with procedures established from time to time by agreement between the Fund and ADS, ADS shall:

         I. Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board of Directors of the Fund (the "Custodian");

         II. Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

         III.Receive  for   acceptance   redemption   requests  and   redemption
             directions and deliver the appropriate documentation therefore to the Custodian;

         IV. At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

         V. Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         VI. Prepare and transmit payments for dividends and distributions declared by the Fund;

        VII. Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

       VIII. Record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. ADS shall also provide the

             Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

         (b) In addition to and not in lieu of the services set forth in the above paragraph (a), ADS shall:

     I.  Perform all of the  customary  services of a transfer  agent,  dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases redemption's of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system and reports which will enable the Fund to monitor the total number of Shares sold in each State and ADS will notify the Fund when current registrations are either within 30 days of expiration or when sales exceed 75% of the amount registered for sale.

         (c) In addition, the Fund shall (i) identify to ADS in writing those transactions and shares to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of such transactions for each state on the system prior to activation and thereafter monitor the daily activity for each State as provided by ADS.

         Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and ADS.

2.  FEES AND EXPENSES

         2.01 For performance by ADS pursuant to this Agreement, the Fund agrees to pay ADS an annual maintenance fee for each Shareholder account and transaction fees for each portfolio or class of shares serviced under this Agreement (See Schedule A) as set out in the fee schedule attached hereto. Such fees and out-of pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and ADS.

         2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse ADS for out-of-pocket expenses or advances incurred by ADS for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by ADS at the request or with the consent of the Fund, will be reimbursed by the Fund.

         2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to ADS by the Fund at least seven (7) days prior to the mailing date of such materials.

3.  REPRESENTATIONS AND WARRANTIES OF ADS

ADS represents and warrants to the Fund that:

         3.01 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.02 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.03 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.04 ADS is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.  REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to ADS that;

         4.01 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws / Declaration of Trust to enter into and perform this Agreement.

         4.02 All proceedings required by said Articles of Incorporation and By-Laws / Declaration of Trust have been taken to authorize it to enter into and perform this Agreement.

         4.03 It is an open-end management investment company registered under the Investment Company Act of 1940.

         4.04 A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.  INDEMNIFICATION

         5.01 ADS shall not be responsible for, and the Fund shall indemnify and hold ADS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of ADS whether taken directly or through agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (b) The reliance on or use by ADS whether directly or through agents or subcontractors of information, records and documents which (i) are received by ADS or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund provided, in each case, that ADS in good faith believes such information to be accurate (or such records and documents to be genuine) and provided further that such information, records or documents are not received from or prepared by an employee, officer or agent of ADS or of any company affiliated with ADS.

         (c) The reliance on, or the carrying out by ADS or its agents or subcontractors of any instructions or requests of the Fund or its agents, other than ADS or its affiliates.

         5.02 ADS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by ADS as a result of ADS's lack of good faith, negligence or willful misconduct.

         5.03 At any time ADS may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by ADS under this Agreement, and ADS shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. ADS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided ADS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. ADS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         5.06 In order that the  indemnification  provisions  contained  in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

6.  COVENANTS OF THE FUND AND ADS

         6.01 The Fund shall promptly furnish to ADS a certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of ADS and the execution and delivery of this Agreement.

         6.02 ADS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.03 ADS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, ADS agrees that all such records prepared or maintained by ADS relating to the services to be performed by ADS hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

         6.04 ADS and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, ADS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. ADS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Fund of any unusual request to inspect or copy the shareholder records of the Fund or the receipt of any other unusual request to inspect, copy or produce the records of the Fund.

7.  TERMINATION OF AGREEMENT.
         7.01 This Agreement shall become effective on the date first above written.

         7.02 This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness (the "Initial Term") and shall continue in effect for successive twelve-month periods; provided that such continuance is specifically approved at least annually by the Board and by a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

         7.03 After the Initial Term, this Agreement may be terminated at anytime (i) by the Board on 90 days' written notice to ADS or (ii) by ADS on 90 days' written notice to the Fund. The obligations of Sections 2 and 5 shall survive any termination of this Agreement

         7.04 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, ADS reserves the right to charge for any other reasonable costs expenses associated with such termination.

8.  ASSIGNMENT.

         8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.  AMENDMENT.

         9.01 This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

10.  NEW YORK LAWS TO APPLY

        10.01 The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11.  MERGER OF AGREEMENT.
         11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

12. MASSACHUSETTS BUSINESS TRUST .

         The parties understand and agree that the Fund is a Massachusetts business trust and, as such, the obligations of the Fund under this agreement shall not be binding upon any of the Trustees, or shareholders of the Fund, but only on the assets and property of the Fund, as provided in the Declaration of Trust.

13.  NOTICES.

         All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                                        To the Administrator:
Mr. Gary Saks                                       Michael Miola
Chief Operating Officer                             President
Ironwood Capital Management LLC                     American Data Services, Inc.
1 International Place, Suite2401                    150 Motor Parkway, Suite 109
Boston, MA 02110                                    Hauppauge, NY  11788

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ICM SERIES TRUST                                    AMERICAN DATA SERVICES, INC.


By: /s/                                             By: /s/
    -----------------------------                      -------------------------
    Warren J. Isabelle, President                       Michael Miola, President

                                  FEE SCHEDULE

         For the services rendered by ADS in its capacity as transfer agent, the Fund shall pay ADS, within twenty (20) days after receipt of an invoice from ADS at the beginning of each month, a fee, calculated as a combination of account maintenance charges plus transaction charges as follows:

(a) ACCOUNT MAINTENANCE CHARGE:
The Greater of (No prorating for partial months):

(1)      Minimum maintenance charge per portfolio/class:
         First Class -  $900.00/ month
         Second Class - $450.00/month *

* ADS reserves the right to renegotiate the minimum fee for the second class when the second class becomes actively traded.

                                       OR,

(2)      Based   upon  the   total   of  all   open/closed   accounts   (1)  per
         portfolio/class upon the following annual rates (billed monthly):

 FUND TYPE:
Dividend calculated and
 paid annually, semi-annually, quarterly................. $ 9.00 per account
Dividend calculated and paid monthly..................... $10.50 per account
Dividend accrued daily and paid monthly.................. $14.00 per account
Closed accounts.......................................... $ 2.00 per account (2)

(1) All accounts closed during a month will be considered as open accounts for billing purposes in the month the account is closed.

(2) Closed accounts remain on the shareholder files until all 1099's and 5498's have been distributed to the shareholders and send via mag-media to the IRS.

                                      PLUS,

 (b) TRANSACTION FEES:

Trade Entry (purchase/liquidation) and
maintenance transactions ....................................... $ 1.50 each

 New account set-up ............................................ $ 3.00 each

Customer service calls ......................................... $ 1.25 each

Correspondence/ information requests ........................... $ 1.75 each (2)

Check preparation .............................................. $  .50 each

Liquidation's paid by wire transfer ............................ $ 3.00 each

ACH charge ..................................................... $  .45 each

SWP ............................................................ $ 1.00 each

(c) 24 HOUR AUTOMATED VOICE RESPONSE:

Initial set-up (one-time) charge per portfolio - $750.00

Monthly maintenance charge per portfolio - $50.00

All calls processed through automated voice response will be billed as a customer service call listed above.

(d) FUND/SERV:

All portfolios processed through Fund/SERV will be subject to an additional monthly charge of $250.00

All transactions processed through Fund/SERV will be billed at the transaction fee rates listed in (b) above.

                                  FEE INCREASES

On each annual anniversary date of this Agreement, the minimum account maintenance charges enumerated above will be increased by the change in the Consumer Price Index for the Northeast Region (CPI) for the twelve month period ending with the month preceding such annual anniversary date. All other fees will be reviewed on an annual basis and will be subject to reasonable adjustments as ADS experiences increases in its processing costs.

 (e) IRA PLAN FEES:

The following fees will be charged directly to the shareholder account:

Annual maintenance fee ................................  $15.00 /account *

Incoming transfer from prior custodian ................  $12.00

Distribution to a participant .........................  $15.00

Refund of excess contribution .........................  $15.00

Transfer to successor custodian .......................  $15.00

 Automatic periodic distributions .....................  $15.00/year per account

* Includes $8.00 Bank Custody Fee.

 (f) EXPENSES:

         The Fund shall reimburse ADS for any out-of-pocket expenses, exclusive of salaries, advanced by ADS in connection with but not limited to the costs for printing fund documents, (i.e. printing of confirmation forms, shareholder statements, redemption/dividend checks, envelopes, financial statements, proxy statement, fund prospectus, etc.) proxy solicitation and mailing expenses, travel requested by the Fund, telephone toll charges, 800-line costs and fees, facsimile and data transmission costs, stationery and supplies (related to Fund records), record storage, postage (plus a $0.085 service charge for all mailings), pro-rata portion of annual SAS-70 audit letter, telex and courier charges incurred in connection with the performance of its duties hereunder. ADS shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse ADS within fifteen (15) days after receipt thereof.

(g) SPECIAL REPORTS:

         All reports and/or analyses requested by the Fund that are not included in the fee schedule, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

                       Labor:
                       Senior staff - $150.00/hr.
                       Junior staff - $ 75.00/hr.
                       Computer time - $45.00/hr.

 (h) CONVERSION CHARGE: (existing funds only, new funds please ignore)

         There will be a charge to convert the Fund's shareholder accounting records on to the ADS stock transfer system. In addition, ADS will be reimbursed for all out-of-pocket expenses, enumerated in paragraph (b) above and data media conversion costs, incurred during the conversion process.

         The conversion charge is estimated to be $1,000. However, if the quality of the records received, and the level of cooperation from the previous service provider requires that ADS spend additional time to complete the conversion, the Fund will be notified and all missing information that can be provided by the Fund will be determined. In the absence of a cost effective solution by the Fund and ADS, any incremental charges required by ADS to complete the conversion will be agreed upon in advance by the Fund and ADS.

                                  SCHEDULE A

                 PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT:

                        ICM/ISABELLE SMALL CAP VALUE FUND